Putnam RetirementReady Funds
7/31/14 Annual


Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:


                                            Votes for     Votes withheld

Liaquat Ahamed                              8,764,496     165,014
Ravi Akhoury                                8,756,129     173,380
Barbara M. Baumann                          8,809,675     119,834
Jameson A. Baxter                           8,803,170     126,339
Charles B. Curtis                           8,785,609     143,901
Robert J. Darretta                          8,791,106     138,403
Katinka Domotorffy                          8,806,722     122,787
John A. Hill                                8,810,793     118,717
Paul L. Joskow                              8,792,777     136,733
Kenneth R. Leibler                          8,831,299     98,210
Robert E. Patterson                         8,770,941     158,568
George Putnam, III                          8,817,451     112,058
Robert L. Reynolds                          8,798,101     131,408
W. Thomas Stephens                          8,745,981     183,528


A proposal to approve a new management contract between each fund and Putnam Management was approved as follows:

                                     Votes      Votes   Abstentions Broker
                                     for        against             non votes

Putnam RetirementReady 2055 Fund     105,516                           596
Putnam RetirementReady 2050 Fund     400,591            76,468       8,828
Putnam RetirementReady 2045 Fund     546,056             2,169      17,242
Putnam RetirementReady 2040 Fund     632,045    15,400   2,833      52,183
Putnam RetirementReady 2035 Fund     870,644            47,321     125,231
Putnam RetirementReady 2030 Fund     1,251,644  37,560   6,498     143,874
Putnam RetirementReady 2025 Fund     1,355,221     950   7,054     183,514
Putnam RetirementReady 2020 Fund     1,218,189  18,896   2,743     162,066
Putnam RetirementReady 2015 Fund     804,023    10,763   6,184      93,577
Putnam Retirement Income Fund
Lifestyle 1                          602,557    10,941  58,486      51,643


A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for   Votes against  Abstentions   Broker non votes

7,880,084   42,438         168,233       838,754


All tabulations are rounded to the nearest whole number.